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                                            ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256



ROFIN-SINAR ANNOUNCES APPOINTMENT OF GUNTHER BRAUN AS CEO AND PRESIDENT

HAMBURG, Germany/PLYMOUTH, Michigan - May 9, 2005 - Rofin-Sinar Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of laser sources and laser-based solutions, announced today that Gunther Braun has been named Chief Executive Officer and President of Rofin-Sinar Technologies. Mr. Braun will also serve as Chief Financial Officer while the Company conducts a search for his replacement.

Mr. Braun has served as CFO of Rofin-Sinar Technologies since 1996. He has been the CEO and Chairman on an interim basis since January 13, 2005, after CEO Dr. Peter Wirth suffered a stroke. Dr. Wirth is progressing very well and he intends to continue to play an active part in leading the Company as Executive Chairman of the Board.

"I am happy to have recovered so well and look forward to resume my responsibilities for RSTI. But under the given circumstances, with limited traveling in the foreseeable future, I am happy that Gunther was appointed CEO and President and takes over some of my responsibilities," Dr. Peter Wirth commented. "Gunther's long lasting experience and in-depth knowledge of the industrial laser markets makes him the perfect choice to guide the company into a successful future.
I will continue to play an active role as Chairman of the Board and support Gunther in all fields."

The Board of Directors wishes to thank Dr. Wirth for his immense contribution to the success of Rofin-Sinar Technologies over the last nine years as CEO and President and look forward to his continued contributions. Gunther Braun commented, "I am honored to be appointed CEO and President of Rofin-Sinar Technologies and excited about the growth prospects that lie ahead. The Company is in an excellent position due to Peter Wirth's fine stewardship and I will value his continued role as Executive Chairman of the Board."

Gunther Braun has been Executive Vice President, Finance and
Administration, Chief Financial Officer and Treasurer, as well as a member of the Board of Directors, since September 1996. Since 1994, he has also been the Financial Director for ROFIN-SINAR Laser GmbH, Germany. He joined ROFIN-SINAR in 1989 as a result of Rofin's acquisition of Coherent General Inc.'s Laser Optronics marking division. Mr. Braun holds a Master's Degree in Business Administration from the Fachhochschule in Regensburg, Germany.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 20,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR's shares trade on the NASDAQ National Market System under the symbol RSTI and on the "Prime Standard" of the Frankfurt Stock Exchange under the ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.